EXHIBIT 99.1
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                VETERAN NEWSPAPER EXECUTIVE JOHN O'BRIEN JOINS
                  HOLLINGER INTERNATIONAL BOARD OF DIRECTORS

NEW YORK, NY, AUGUST 4, 2005 - Hollinger International Inc. (NYSE: HLR) today announced that John O'Brien, former New York Times Company Chief Financial Officer and veteran newspaper industry executive, has been appointed to its Board of Directors. Mr. O'Brien will become a member of the Board's Audit Committee.

         Gordon A. Paris, Chairman and Chief Executive Officer, said, "John O'Brien is a highly experienced and respected executive in the newspaper industry, and we welcome him to our Board. Our Company's ability to recruit a professional of John's caliber reflects the strides Hollinger International has made over the past two years and the bright future ahead for our publications. We stand to benefit from John's guidance and expertise as we build on the solid foundation we have in place to further improve our performance for our readers and our shareholders."

         Mr. O'Brien joined The New York Times Company (NYSE: NYT) in 1960. He served in positions of increasing responsibility in the accounting and finance areas before being named a Vice President in 1980 and, following that, held several senior executive positions in the operations, finance and labor relations areas including Senior Vice President for Operations, Deputy General Manager for THE NEW YORK TIMES newspaper and Deputy Manager of the Company, including overseeing all newspaper, wholesaler and electronic publishing efforts. He was named Chief Financial Officer of the Company in 1998 and held that position until his retirement in 2001. Mr. O'Brien received a B.S. in accounting from Fairleigh-Dickinson University and an Executive M.B.A. from Stanford University.


ABOUT HOLLINGER INTERNATIONAL

Hollinger International Inc. is a newspaper publisher whose assets include THE CHICAGO SUN-TIMES and a large number of community newspapers in the Chicago area as well as in Canada.

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CONTACTS:
Molly Morse/Jeremy Fielding
Kekst and Company
212-521-4826/4825